SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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PW Eagle, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PW EAGLE, INC.

1550 Valley River Dr.

Eugene, Oregon 97401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 25, 2005

TO THE SHAREHOLDERS OF PW EAGLE, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of PW Eagle, Inc. will be held on Wednesday, May 25, 2005, at the law firm of Fredrikson & Byron, 200 South 6th Street, 40th Floor, Minneapolis, Minnesota. The meeting will convene at 3:15 p.m., Central Daylight time, for the following purposes:

1.	To set the number of directors at five.

2.	To elect two Class I directors to serve until the 2008 Annual Meeting of Shareholders.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on April 15, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Jerry A. Dukes,
President & CEO

Eugene, Oregon

April 21, 2005

IF YOU DO NOT PLAN TO VOTE BY TELEPHONE OR THE INTERNET, TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

PW EAGLE, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 25, 2005

INTRODUCTION

This Proxy Statement is furnished to the shareholders of PW Eagle, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on May 25, 2005, or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Any proxy may be revoked at any time before it is voted by written notice to the Secretary or any other officer of the Company, or by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. Proxies not revoked will be voted in accordance with the choice specified by shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a “non-vote” proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Meeting for purposes of calculating the vote required for approval of such matter.

Alternatively, in lieu of returning signed proxy cards, shareholders of record can vote their shares over the Internet or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. The proxy card covers the number of shares to be voted.

The Company expects mailing of this Proxy Statement to shareholders of the Company will commence on or about April 21, 2005. The Company’s corporate offices are located at 1550 Valley River Dr., Eugene, Oregon 97401, and its telephone number is (541) 343-0200.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed April 15, 2005, as the record date for determining shareholders entitled to vote at the meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on April 15, 2005, the outstanding voting capital stock of the Company consisted of 7,517,009 shares of Common Stock, par value $.01 per share, and 595,508 shares of Class B Common Stock, par value $.01 per shares, issued and outstanding. The holders of Common Stock are entitled to one vote for each share held, and the holders of Class B Common Stock are not entitled to vote. Each share of Class B Common Stock is convertible into one share of Common Stock, which conversion represents 595,508 shares of Common Stock. The holders of the Common Stock may vote on each matter to be voted upon at the Annual Meeting. Holders of the Common Stock are not entitled to cumulate their votes for the election of directors.

The presence in person or by proxy of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business. The shares represented by the enclosed proxy will be voted if the proxy is properly signed and received prior to the meeting.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table provides information as of April 15, 2005, concerning the beneficial ownership of the Company’s voting securities by persons who are known to own five percent or more of a class of voting stock of the Company, by each executive officer named in the Summary Compensation Table, by each director and nominee, and by all directors and executive officers (including the named individuals) of the Company as a group. Unless otherwise noted, the person listed as the beneficial owner of the shares has sole voting and investment power over the shares.

	Common Stock
Name (and Address of 5% Owners) or Identity of Group	Shares		Percent of Class (1)
J.P. Morgan Partners (23A SBIC), L.P. 1221 Avenue of the Americas New York, NY 10020	1,585,760	(2)	17.4%
William H. Spell 222 S. Ninth Street Minneapolis, MN 55402	935,796	(3)(4)(5)	12.2%
David L. Babson & Company, Inc. 1295 State Street Springfield, MA 01111	703,200	(6)	8.6%
Harry W. Spell 222 S. Ninth Street Minneapolis, MN 55402	527,128	(4)(5)(7)	7.0%
Richard W. Perkins 730 East Lake Street Wayzata, MN 55391	275,642	(5)(8)	3.7%
Bruce A. Richard 2458 Farrington Circle Roseville, MN 55113	268,822	(5)(9)	3.5%
Dobson West 222 S. Ninth Street Minneapolis, MN 55402	243,451	(10)	3.2%
N. Michael Stickel 1550 Valley River Drive Eugene, OR 97401	120,413	(11)	1.6%
John R. Cobb 1550 Valley River Drive Eugene, OR 97401	130,618	(12)	1.7%
Jerry A. Dukes 1550 Valley River Drive Eugene, OR 97401	76,970	(13)	1.0%
Scott Long 1550 Valley River Drive Eugene, OR 97401	60,400	(14)	*
Denver Kaufman 2960 Tonkaha Drive Wayzata, MN 55391	16,000	(15)	*
George Heimel 1550 Valley River Drive Eugene, OR 97401	21,600	(16)	*
All current Directors and Officers as a Group (9 persons)	2,411,789	(17)	30.4%

*	Less than 1%
(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of April 15, 2005 or within sixty days of such date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by the group.
(2)	Represents 1,585,760 shares which may be purchased by J.P. Morgan Partners (23A SBIC), L.P. (“JPMP LP”) upon exercise of warrants; JPMP LP has sole voting and dispositive power over such shares. According to a Schedule 13G filed February 14, 2005, J.P. Morgan Partners (23A SBIC Manager), Inc. (“JPMP Manager”), as the general partner of JPMP LP, may be deemed to beneficially own the shares held by JPMP, LP. JPMP Manager is a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, which is a wholly-owned subsidiary of JPMorgan Chase & Co. JPMP LP has given the Company notice to exercise its right to exchange the 1,343,452 shares of Common Stock underlying its warrant for the purchase of 1,339,517 shares of Common Stock, which is conditioned upon the effectiveness of a Registration Statement on Form S-3.
(3)	Includes 139,000 shares that may be purchased by Mr. W. Spell upon exercise of currently exercisable options, 21,429 shares held by Mr. W. Spell’s wife, and 8,000 shares held in trusts for minor children.
(4)	Includes 92,500 shares held by the Spell Family Foundation; Messrs. H. Spell and W. Spell share voting and dispositive power over such shares.
(5)	Messrs. W. Spell, H. Spell, R. Perkins and B. Richard have individually acquired securities of the Company from the Company and in open market transactions. Each of them individually anticipates that he will acquire additional securities of the Company in the future.
(6)	Includes (i) 595,508 shares that may be acquired by investment advisory clients of David L. Babson & Company, Inc., an investment advisor, upon conversion of Class B Common Stock at a conversion rate of one share of Common Stock for each share of Class B Common Stock, and (ii) warrants to purchase 107,692 shares of Class B Common Stock. Babson, in its capacity as investment advisor, may be deemed the beneficial owner of these securities, which such securities represent 100% of the issued and outstanding shares and warrants to purchase shares of the Class B Common Stock. The Company has relied upon information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2001 and other information provided to it by Babson.
(7)	Includes 2,100 shares that may be purchased by Mr. H. Spell upon exercise of currently exercisable options and 3,571 shares held by Mr. H. Spell’s wife.
(8)	Includes 1,200 shares that may be purchased by Mr. Perkins upon exercise of currently exercisable options, 6,429 shares held by a Profit Sharing Trust for Mr. Perkins’ benefit, 5,000 shares held by the Perkins Foundation, and 89,500 shares held by clients of Perkins Capital Management, Inc., as to which Mr. Perkins has sole investment power.
(9)	Includes 96,100 shares that may be purchased by Mr. Richard upon exercise of currently exercisable options.
(10)	Includes 79,000 shares that may be purchased by Mr. West upon the exercise of currently exercisable options.
(11)	Includes 70,400 shares that may be purchased by Mr. Stickel upon exercise of currently exercisable options.
(12)	Includes 69,700 shares that may be purchased by Mr. Cobb upon exercise of currently exercisable options.
(13)	Includes 17,100 shares that may be purchased by Mr. Dukes upon exercise of currently exercisable options.
(14)	Includes 14,900 shares that may be purchased by Mr. Long upon exercise of currently exercisable options.
(15)	Includes 12,000 shares that may be purchased by Mr. Kaufman upon exercise of currently exercisable options and 4,000 shares held by Mr. Kaufman’s wife.
(16)	Includes 9,600 shares that may be purchased by Mr. Heimel upon exercise of currently exercisable options.
(17)	Includes 422,500 shares that may be purchased by directors and officers upon exercise of currently exercisable options.

SET NUMBER OF DIRECTORS

(Proposal No. 1)

General Information

The Bylaws of the Company provide that the number of directors shall not be less than three nor more than twelve, as determined by the shareholders. The independent members of the Board of Directors recommended to the Board of Directors that the number of directors be set at five. Each Proxy will be voted for or against such number, or not voted at all, as directed in the Proxy.

Vote Required; Recommendation

The adoption of the resolution to set the number of directors requires the affirmative vote of the greater of (1) a majority of the voting power of shares represented in person or by proxy at the Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Meeting. The Board of Directors recommends that the shareholders vote in favor of this Proposal No. 1.

ELECTION OF DIRECTORS

(Proposal No. 2)

General Information

The Board of Directors consists of three classes of Directors: Class I directors who hold office until the 2005 Annual Shareholders Meeting, Class II directors who hold office until the 2007 Annual Shareholders Meeting and Class III directors who hold office until the 2006 Annual Shareholders Meeting or, in all cases, until their successors are elected and qualified. Denver Kaufman and Richard W. Perkins are the current Class I directors whose terms expire as of this Annual Meeting. Messrs. Kaufman and Perkins have been recommended by the Governance/Nominating Committee and approved by the Board of Directors for election as Class I directors and have consented to being named as nominees. It is intended that solicited proxies will be voted for such nominees. The Company believes that Messrs. Kaufman and Perkins will be able to serve; but in the event Messrs. Kaufman and Perkins are unable to serve as directors, the persons named as proxies have advised that they will vote for the election of such substitute nominees as the Governance/Nominating Committee may propose or, in the absence of such proposal, for such fewer directors as results from the inability of Messrs. Kaufman and Perkins to serve.

The Board currently consists of five directors, including the nominees listed below:

Class I Nominees whose terms of office will continue until the 2005 Annual Meeting of Shareholders:

Denver Kaufman (1)(2)(3)

Richard W. Perkins (1)(2)(3)

Class II Directors whose terms of office will continue until the 2007 Annual Meeting of Shareholders:

Bruce A. Richard (1)(2)(3)(4)

William H. Spell (4)

Class III Directors whose term of office will continue until the 2006 Annual Meeting of Shareholders:

Harry W. Spell (4)

(1)	Member of Compensation Committee
(2)	Member of Audit Committee
(3)	Member of Governance/Nominating Committee
(4)	Member of Executive Committee

The following is information concerning the principal occupations for at least the past five years of the nominees and those directors whose terms will continue beyond the Annual Meeting:

Harry W. Spell, age 81, has served as a director of the Company, has been Chairman of the Board from January 1992 until January 2004, and serves as Co-Chairman since January 2004. He also served as Chief Executive Officer of the Company from January 1992 to January 1997. In addition, Mr. H. Spell is the Chairman of Spell Capital Partners, LLC, a private equity firm that focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. H. Spell has been involved in private equity investing since 1988. He was employed by Xcel Energy, a Fortune 500 company, until August 1988, where he served as Senior Vice President of Finance and Chief Financial Officer. Mr. H. Spell currently serves as a director of Appliance Recycling Centers of America, Inc., as well as several private organizations. Mr. H. Spell is the father of William H. Spell.

William H. Spell, age 48, has served as a director of the Company since January 1992 and Chief Executive Officer from January 1997 to January 2004, and served as the Company’s President from January 1992 to January 1997. Effective January 2, 2004, he resigned all operating positions and is currently Co-Chairman of the Board. In addition, Mr. W. Spell is the President of Spell Capital Partners, LLC, a private equity firm that focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. W. Spell has been involved in private equity investing since 1988. From 1981 through 1988, Mr. W. Spell was Vice President and Director of Corporate Finance at a regional investment banking firm located in Minneapolis, Minnesota. Mr. W. Spell is the son of Harry W. Spell. Mr. W. Spell has a BS and an MBA degree from the University of Minnesota.

Bruce A. Richard, age 74, has been a director of the Company since March 1992 and Vice Chairman since February 1996. In addition, Mr. Richard is affiliated with Spell Capital Partners, LLC, a private equity firm that focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. Richard has been involved in private equity investing since 1988. He retired as President and Chief Operating Officer of Xcel Energy, a Fortune 500 company, in July of 1986. He is a former member of the Board of Regents of St. John’s University, and serves as a director of several private companies and is actively involved in other philanthropic organizations.

Denver Kaufman, age 75, has been a director of the Company since April 2002. Since January 1998, Mr. Kaufman has been President of Partners for Assistance in Living, LLC, an organization providing housing for the elderly. From 1991 to 1997, he was President of Housing Alternatives Development Corporation, a nonprofit corporation engaged in providing housing for the frail and elderly, low and moderate income families and handicapped. From 1961 to 1990, he was in the private practice of law with the law firm of Popham, Haik, Schnobrich & Kaufman, Ltd. and was of counsel to such firm from 1990 to 1992.

Richard W. Perkins, age 74, has been a director of the Company since January 1992. Mr. Perkins has been President of Perkins Capital Management, Inc., a registered investment adviser, since 1984 and has had over 45 years experience in the investment business. Prior to establishing Perkins Capital Management, Inc., Mr. Perkins was a Senior Vice President at Piper Jaffray Inc. where he was involved in corporate finance and venture capital activities, as well as rendering investment advice to domestic and international investment managers. Mr. Perkins is also affiliated with Spell Capital Partners, LLC, a private equity firm that focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. Perkins is a director of various public companies, including: Synovis Life Technologies, Inc., Lifecore Biomedical, Inc., CNS, Inc., Nortech Systems, Inc., Vital Images, Inc., Teledigital, Inc. and Two Way TV (US), Inc.

Vote Required; Recommendation

The election of such Class I nominees requires the affirmative vote by a plurality of the voting power of the shares present and entitled to vote on the election of directors at which a quorum is present. The Board recommends that shareholders vote “For” the nominees for Class I directors named above.

CORPORATE GOVERNANCE

The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and the Articles of Incorporation and Bylaws. Members of the Board of Directors are informed of the Company’s business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. The corporate governance practices that the Company follows are summarized below.

Director Independence

The Board of Directors has determined that Messrs. Perkins, Richard and Kaufman, constituting a majority of the Board of Directors, are independent directors in accordance with Nasdaq rules since none of them are believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. William Spell is precluded from being considered independent because he served as Chief Executive Officer and President of the Company within the past three years. Harry Spell is also precluded from being considered independent because William Spell is a family member who was an executive director during the past three years.

Code of Ethics and Code of Conduct

The Company has adopted the PW Eagle Code of Ethics for Financial Executives (the “Code of Ethics”) that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Company has also adopted a Code of Ethics and Business Conduct that applies to the Company’s officers, directors and employees (“Code of Conduct”). The Code of Ethics and Code of Conduct are available at no charge through our website at www.pweagleinc.com or to any stockholder who sends a written request for a paper copy to: Investor Relations Manager, PW Eagle, Inc., 1550 Valley River Drive, Eugene, Oregon 97401. If any substantive amendments are made to the Code of Ethics or Code of Conduct or any waiver granted, including any implicit waiver from a provision of the Code of Ethics or Code of Conduct to the principal executive officer, principal financial officer, principal accounting officer and controller that relates to any element of the Code of Ethics or Code of Conduct enumerated in Item 406(b) of Regulation S-K, the Company will disclose the nature of such amendments or waiver on the Company’s website or in a report on Form 8-K.

Shareholder Communications with Board

Shareholders may communicate directly with the Board of Directors. All communications should be in writing and directed to the Investor Relations Manager at the Company’s address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Shareholder communications to the Board should be sent to:

PW Eagle, Inc.

ATTN: Corporate Investor Relations Manager

1550 Valley River Dr.

Eugene, OR 97401

Shareholders who wish to present a proposal at an annual meeting of shareholders must provide a written notice to the Company’s Corporate Investor Relations Manager at the address above. For each proposal, the notice must include a brief description of the matter to be brought before the meeting, the reasons to bring the matter before the meeting and the shareholder’s name, address, the number of shares such shareholder owns and any material interest the shareholder may have in the proposal. The Corporate Investor Relations Manager will forward the proposals and recommendations to the Board of Directors.

Director Attendance at Annual Meeting

Directors’ attendance at Annual Meetings can provide shareholders with an opportunity to communicate with directors about issues affecting the Company. The Company does not have a specific policy on director attendance at annual meetings, but all directors are encouraged to attend the Annual Meetings of Shareholders. All directors attended the 2004 Annual Meeting of Shareholders.

Committees and Meetings of the Board of Directors

The Directors and Committee members often communicate informally to discuss the affairs of the Company and, when appropriate, take formal Board and Committee action by unanimous written consent of all Directors or committee members, in accordance with Minnesota law, rather than hold formal meetings. During fiscal 2004, the Board of Directors held seven formal meetings. Each director attended 75% or more of the total number of meetings of the Board and of committee(s) of which he was a member. The Company has four standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, the Executive Committee and the Governance/Nominating Committee, which are further described below.

Audit Committee

The Company has an Audit Committee whose members are Messrs. Richard (Chairman), Kaufman and Perkins, which met three times during fiscal 2004. This committee reviews, in consultation with the independent registered public accounting firm (the “Independent Accounting Firm”), the Company’s financial statements, accounting and other policies, accounting systems and the adequacy of internal controls for compliance with corporate policies and directives. The Audit Committee is responsible for the engagement of the Company’s Independent Accounting Firm and reviews other matters relating to the relationship of the Company with its Independent Accounting Firm. Each member of the Company’s Audit Committee has been determined, in the opinion of the Board of Directors, to be independent in accordance with SEC and Nasdaq rules.

Audit Committee Financial Expert

The Board of Directors has named Bruce Richard as the “audit committee financial expert” as defined by Item 401(h)(2) of Regulation S-K under the Securities Act of 1933. The Company acknowledges that the designation of Mr. Richard as the audit committee financial expert does not impose on Mr. Richard any duties, obligations or liability that are greater than the duties, obligations and liability imposed on Mr. Richard as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.

Compensation Committee

The Company has a Compensation Committee whose members are considered to be independent and consist of Messrs. Perkins (Chairman), Richard and Kaufman. The Compensation Committee is charged with determining the compensation to be paid to executive officers of the Company, including stock options, and determines other compensation issues if requested by the Board of Directors. The Compensation Committee did not meet during fiscal 2004.

Executive Committee

The Company has an Executive Committee whose members consist of Messrs. Richard, W. Spell and H. Spell. The Executive Committee met once during fiscal 2004.

Governance/Nominating Committee

The Company has a Governance/Nominating Committee whose members are Messrs. Perkins, Richard (Chairman) and Kaufman. The Governance/Nominating Committee is charged with the governance of the

Company, and reviewing and recommending candidates for the Board of Directors. The newly adopted Charter of the Governance/Nominating Committee is attached as Appendix A to the Proxy Statement for the 2004 Annual Shareholders Meeting. The Governance/Nominating Committee met once in 2004. Each member of the Company’s Governance/Nominating Committee has been determined, in the opinion of the Board of Directors, to be independent in accordance with the SEC and Nasdaq rules.

Nominating Policy

Board Membership Criteria

The Governance/Nominating Committee will consider candidates for nomination as a director recommended by shareholders, directors, third party search firms engaged by the Company and other sources. In evaluating director nominees, the Governance/Nominating Committee considers the following factors: the appropriate size and the diversity of the Company’s Board of Directors; the needs of the Board with respect to the particular talents and experience of its directors; the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board; familiarity with domestic and international business matters; age and legal and regulatory requirements; experience with accounting rules and practices; appreciation of the relationship of the Company’s business to the changing needs of society; and the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance/Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation.

Minimum Qualification of Directors

The Governance/Nominating Committee believes that candidates for directors should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with the Company’s business and industry, having high moral character and mature judgment, and being able to work collegially with others. The Governance/Nominating Committee may modify these minimum qualifications from time to time.

Shareholder Nomination of Directors

A shareholder who wishes to recommend one or more directors must provide a written recommendation to the Secretary of the Company at the address below. Notice of a recommendation must include:

•	with respect to the shareholder:

•	name, address, the class and number of shares such shareholder owns;

•	with respect to the nominee:

•	name, age, business address, residence address,

•	current principal occupation,

•	five year employment history with employer names and a description of the employer’s business,

•	the number of shares beneficially owned by the nominee,

•	whether such nominee can read and understand basic financial statements, and

•	Board membership, if any.

The recommendation must be accompanied by a written consent of the nominee to stand for election if nominated by the Governance/Nominating Committee and to serve if elected by the shareholders. The Company may require any nominee to furnish additional information that may be needed to determine the eligibility of the nominee.

PW Eagle, Inc.

ATTN: Secretary

1550 Valley River Drive

Eugene, OR 97401

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of three of the Company’s independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committee composition, Rule 4310(c)(26)(B)(i), including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200(A)(15).

In accordance with its written charter adopted by the Board of Directors (set forth in Appendix B to the proxy statement for the Company’s 2004 Annual Meeting), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

1.	reviewed and discussed the audited financial statements for the year ended December 31, 2004, with management;

2.	discussed with the Independent Accounting Firm the material required to be discussed by Statement on Auditing Standards No. 61; and

3.	reviewed the written disclosures and the letter from the Independent Accounting Firm required by the Independence Standards Board’s Standard No. 1, and discussed with the Independent Accounting Firm any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Bruce A. Richard (Chair)

Denver Kaufman

Richard W. Perkins

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Compensation Committee’s Responsibility.    The Compensation Committee of the Board of Directors is currently composed of independent directors Messrs. Perkins, (Chairman of the Committee), Richard and Kaufman. Mr. Richard was Vice Chairman of the Board during 2004. The Committee is responsible for developing and making recommendations to the Board with respect to compensation of the executive officers of the Company.

Compensation Philosophy.    The Company has designed its compensation programs to reward performance and to attract, retain and motivate employees at all levels of the organization. Generally, base pay is set at competitive levels within the appropriate labor market. Additional opportunities exist for all employees to earn significant amounts of additional compensation based upon the performance of the Company.

Executive compensation is comprised of base salaries, annual EBITDA performance bonuses described below if earned, and long-term incentive compensation in the form of restricted stock grants and stock option awards. The Company previously extended loans to executives so they may purchase Company stock, and executives participate in various benefits, in which all eligible employees of the Company participate. No new loans have been issued since 2001. In addition, special cash bonuses or stock options related to non-recurring, extraordinary performance may be awarded from time to time.

Base Salary.    Base salaries for executive officers are reviewed by the Committee or the Board on an annual basis. Each year the Committee or the Board assesses the executive employee’s level of responsibility, overall job performance and accomplishments, and experience, and then reviews comparable market data to determine appropriate salary increases. Recommendations for salary increases are made to the full Board for its approval.

Annual Incentives.    The Company has an EBITDA (earnings before interest, taxes, depreciation, amortization, minority interest and equity in earnings of unconsolidated affiliate) Performance Bonus Plan (the “Performance Bonus Plan”). Under this plan, each executive’s position corresponds to a grade for which a year-end EBITDA goal and target bonus amount are established by the Board. Several positions may be assigned to the same grade within the Performance Bonus Plan. Target bonus amounts for the executive employees range from 25% to 47.5% of base salaries. Executives may earn a bonus of up to one and one-half times the amount of the target bonus, depending upon the Company’s actual performance relative to its EBITDA goal. In the event that the EBITDA goal is not reached, the bonus awarded is less than the target bonus and, depending upon performance, no bonus may be awarded.

Long-Term Incentives.    The Company may grant executive employees long-term awards, including stock options pursuant to the Company’s 1997 Stock Option Plan, and restricted stock awards. Prior to the change in the law, loans for the purchase of the Company’s common stock were included in long-term awards. Each of the Company’s current executive employees has been granted stock options, shares of restricted stock, and some have also received loans for the purchase of Company stock prior to the enactment of the Sarbanes-Oxley Act. The Company believes that these types of long-term incentives serve to closely align the goals and motivation of management with those of other shareholders and to provide key personnel with a long-term capital accumulation opportunity.

Other Compensation Plans.    The Company has adopted certain broad-based employee benefit plans in which all employees, including the named executives, are permitted to participate on the same terms and conditions relating to eligibility and generally subject to the same limitation on the amounts that may be contributed or the benefits payable under those plans. The Company maintains a plan qualified under I.R.C. Section 401(k), and the Company made aggregate contributions to this plan of $0.4 million for fiscal 2004. Additionally, the Company maintains a Top Hat Plan for executive employees and middle managers. Participating employees may defer additional amounts of salary and bonuses under this plan.

Chief Executive Officer Compensation.    William H. Spell served as the Company’s Chief Executive Officer until January 2, 2004. The Chief Executive Officer’s compensation is evaluated annually based on several factors, including the Company’s achievement of targeted EBITDA goals. The Company’s President, Jerry Dukes, succeeded Mr. W. Spell in being charged with maximizing the Company’s cash flow, as well as executing the corporate growth strategy, through both internal growth and growth by acquisition. In March 2005, Jerry Dukes was named Chief Executive Officer and President of the Company.

The Board of Directors believes the Company’s executive compensation policies and programs serve the interests of the Company and its shareholders.

Members of the Compensation Committee:

Richard W. Perkins (Chair)

Bruce A. Richard

Denver Kaufman

Summary Compensation Table

The following table sets forth all cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the last three fiscal years to the Chief Executive Officer, the four highest paid executive officers, and one other officer of the Company whose salary and bonus for fiscal 2004 exceeded $100,000:

		Annual Compensation					Long-Term Compensation Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)(1)	Options SARs (#)	LTIP Payouts	All Other Compensation ($)
Jerry A. Dukes, CEO and President	2004 2003 2002	270,000 147,778 —	321,089 — —	(2)	— — —		— 209,100 —	— 61,500 —	— — —	17,723 26,933 —	(3)

Scott Long, CFO and Exec. VP	2004 2003 2002	222,000 145,643 —	260,386 — —	(4)	— — —		— 153,300 —	— 48,500 —	— — —	29,808 4,369 —	(5)

John R. Cobb, Exec. VP Operations	2004 2003 2002	235,000 211,279 196,841	129,955 — 56,205		— — —		— — —	— — —	— — —	1,272 6,000 12,378	(6)

N. Michael Stickel, Exec. VP Sales & Marketing	2004 2003 2002	226,026 212,139 200,043	130,044 — 31,149		— — —		— 33,600 —	— 4,000 —	— — —	2,544 6,924 16,458	(6)

George Heimel, General WaterWorks Sales Manager	2004 2003 2002	170,220 121,762 —	66,045 — —		— — —		— 57,600 —	— 24,000 —	— — —	3,717 3,653 —	(7)

William H. Spell, Former CEO and President	2004 2003 2002	— 273,312 212,160	500,000 — 88,984	(8)	176,489 48,508 —	(9)	— 60,600 —	— — —	— — —	— 32,558 17,458

Dobson West, Former CAO and Secretary	2004 2003 2002	— 166,862 159,120	175,000 — 49,178	(10)	166,953 7,200 7,200	(11)	— 20,200 —	— — —	— — —	— 5,641 4,619

(1)	Aggregate shares of restricted stock held by the named executive officers at December 31, 2004 and the value of such shares on that date (based on a closing stock price of $3.98 per share) are as follows: Mr. Dukes held 49,500 shares valued at $197,010; Mr. Long held 35,500 shares valued at $141,290; Mr. Cobb held 16,800 shares valued at $66,864; Mr. Stickel held 28,000 shares valued at $111,440; Mr. Heimel held 12,000 shares valued at $47,760; Mr. Spell held 24,000 shares valued at $95,520; and Mr. West held 11,500 shares valued at $45,770. Dividends, if declared by the Company, will be paid on the shares.
(2)	Amount includes (i) $279,089 cash bonus and (ii) 10,370 shares of common stock valued at $42,000 based on the closing price of $4.05 on April 5, 2004.
(3)	Amount includes Company contribution for the benefit of Mr. Dukes to the 401(k) plan of $1,903, a contribution to the nonqualified pension plan of $1,558, payments of relocation costs and an insurance policy for the benefit of Mr. Dukes of $14,262.
(4)	Amount includes (i) $219,886 cash bonus and (ii) 10,000 shares of common stock valued at $40,500 based on a closing price of $4.05 on April 5, 2004.
(5)	Amount includes Company contribution for the benefit of Mr. Long to the 401(k) plan of $2,276, a contribution to the nonqualified pension plan of $491 and payments of relocation costs of $27,041.
(6)	Amount includes Company contributions for the benefit of the respective named officers to the 401(k) plan.
(7)	Amount includes Company contributions for the benefit of Mr. Heimel to the 401(k) plan of $2,278, and payment of an insurance policy of $1,439 for the benefit of Mr. Heimel.
(8)	Amount represents the value of an aggregate of 143,098 shares of common stock issued to Mr. Spell based on closing prices of $4.05 on April 5, 2004 (37,037 shares) and $3.30 on June 18, 2004 (106,061 shares), respectively.
(9)	Amount includes (i) forgiveness of $115,489 loan owed by Mr. Spell and (ii) 18,485 shares of common stock valued at $61,000 based on a closing price of $3.30 on June 18, 2004 per the termination of his employment contract.
(10)	Amount represents the value of an aggregate of 50,084 shares of common stock issued to Mr. West based on closing prices of $4.05 on April 5, 2004 (12,963) and $3.30 on June 18, 2004 (37,121), respectively.
(11)	Amount includes (i) forgiveness of $86,953 loan owed by Mr. West and (ii) 24,242 shares of common stock valued at $80,000 based on a closing price of $3.30 on June 18, 2004 per the termination of his employment contract.

Option/SAR Grants During 2004 Fiscal Year

No stock options were granted during fiscal 2004 to the named executive officers. We have not granted any stock appreciation rights.

Aggregated Option/SAR Exercises in 2004 Fiscal Year and Fiscal Year End Option Values

The following table sets forth information as to individual exercises of options, number of options and value of options at December 31, 2004 with respect to the named executive officers:

Name	Shares Acquired On Exercise	Value Realized	Number of Unexercised Securities Underlying Options/SARs at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End($)(1) Exercisable/ Unexercisable
Jerry A. Dukes	—	—	12,300 /49,200	— / —
Scott Long	—	—	9,700 /38,800	— / —
John R. Cobb	—	—	69,700 / 1,800	36,415 / 1,604
N. Michael Stickel	—	—	52,600 /36,400	— / —
George Heimel	—	—	4,800 /19,200	— / —
William H. Spell	—	—	139,000 / 2,250	310,419 / 2,005
Dobson West	—	—	79,000 / 1,125	71,582 / 1,002

(1)	Based on the difference between the closing price of the Company’s Common Stock as reported by Nasdaq at December 31, 2004 and the option exercise price.

Employment Agreements

Jerry A. Dukes was elected Chief Executive Officer and President of PW Eagle in March 2005, and President of PW Eagle in October 2003. Mr. Dukes receives an annual base salary of not less than $270,000. Along with his base salary, he can receive an annual bonus under the Performance Bonus Plan, which varies annually, depending upon the amount of the target bonus. Mr. Dukes could receive up to 71.25% of his base salary if the Company meets certain operating profit levels. If Mr. Dukes’ employment is terminated for any reason other than for cause, his base salary would continue for a period of not less than 9 months.

Scott Long was elected Executive Vice President and Chief Financial Officer of PW Eagle in March of 2005, and CFO of PW Eagle in October 2003. Mr. Long receives an annual base salary of not less than $222,000. Along with his base salary, he can receive an annual bonus under the Performance Bonus Plan, which varies annually, depending upon the amount of the target bonus. Mr. Long could receive up to 60% of his base salary if the Company meets certain operating profit levels. If Mr. Long’s employment is terminated for any reason other than for cause, his base salary would continue for a period of not less than 9 months.

The Company has an employment agreement with John R. Cobb, Executive Vice President of the Company, for a term ending December 31, 2004 which was automatically renewed for a one-year term ending December 31, 2005. Under such contract, Mr. Cobb will receive an annual base salary of not less than $170,000. Along with his base salary, he can receive an annual bonus under the Performance Bonus Plan which varies annually, depending upon the amount of the target bonus. Currently, Mr. Cobb could receive up to 37.5% of his base salary if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a one-year noncompetition clause and provides for a severance payment equal to Mr. Cobb’s base salary for the balance of the initial term of the Agreement (but not less than 12 months) in the event of his termination other than for cause.

The Company has an employment agreement with N. Michael Stickel, Executive Vice President of the Company, for a term ending December 31, 2004, which was automatically renewed for a one-year term ending

December 31, 2005. Under such contract, Mr. Stickel will receive an annual base salary of not less than $210,000. Along with his base salary, he can receive an annual bonus under the Performance Bonus Plan which varies annually, depending upon the amount of the target bonus. Currently, Mr. Stickel could receive up to 37.5% of his base salary if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a one-year noncompetition clause and provides for a severance payment equal to Mr. Stickel’s base salary for the balance of the initial term of the Agreement (but not less than 12 months) in the event of his termination other than for cause.

The Company had an employment agreement with William H. Spell, who was the Chief Executive Officer of the Company. On January 2, 2004, Mr. Spell resigned as Chief Executive Officer and his employment agreement terminated upon his resignation. In exchange for Mr. Spell’s agreement to an early termination of his employment agreement, the Company granted a stock bonus of 18,845 shares of Common Stock and forgave his loan in the amount of $115,489.

The Company had an employment agreement with Dobson West, who was the Chief Administrative Officer of the Company. On January 2, 2004, Mr. West resigned as Chief Administrative Officer and his employment agreement terminated upon his resignation. In exchange for Mr. West’s agreement to an early termination of his employment agreement, the Company granted a stock bonus of 24,242 shares of Common Stock and forgave his loan in the amount of $86,953.

Compensation of Directors

In 2004, Mr. Richard, Vice Chairman of the Board, was compensated at the rate of $3,167 per month for his services in such capacities. Mr. Richard received director fees in the total amount of $38,000 for fiscal 2004. Messrs. R. Perkins and D. Kaufman were compensated at the rate of $1,947 per month for their roles as directors. Compensation to directors consisted of payments to Mr. Perkins and Mr. Kaufman in the amount of $23,364 each.

Certain Relationships and Related Transactions

Management Agreements and Fees.    Commencing in January 2004, PW Eagle, Inc. pays a monthly management fee of $52,000 to Spell Capital Partners, LLC (“SCP”) for strategic planning services and assistance with financing and general business advice to PW Eagle, Inc. Two members of the Company’s Board of Directors, William H. Spell and Harry W. Spell, are members of SCP.

Starting May, 2004, USPoly Company (“USPoly”), a PW Eagle subsidiary, paid an annual management fee of $125,000 to SCP for strategic planning services and assistance with financing and general business advice to USPoly. In October 2004, the fee increased to $150,000 per year. Costs incurred under these arrangements of $0.7 million, $0.2 million and $0.2 million in 2004, 2003 and 2002, respectively, are included in General and Administrative expenses in the statement of operations.

Commencing in October 2003, USPoly, a PW Eagle subsidiary, provided management services to W.L. Plastics Corporation (“WL Plastics”) for an annual fee of $100,000. In 2004, USPoly transferred the management agreement to SCP. Currently, SCP provides management services to WL Plastics for the same annual fee of $100,000. USPoly owns approximately 23% of WL Plastics.

Office Sharing.    During 2003 and 2002, the Company had an office sharing arrangement with SCP pursuant to which the Company paid $17,750 and $17,250 per month, respectively, for space and administrative support. In connection with the restructuring activities, the officers resigned and this arrangement was replaced with an agreement under which PW Eagle pays SCP a monthly management fee of $52,000 as described above.

USPoly Expenses.    During 2004 and 2003, PW Eagle paid certain operating expenses for USPoly. Transactions with USPoly included the rental of certain operating facilities and expenses related to certain services provided to and delivered by PW Eagle. At December 31, 2004 and December 31, 2003 the inter-company balance was approximately $0.1 million and $1.4 million, respectively. All inter-company transactions are eliminated in the consolidated financial statements.

In October 2004 USPoly paid SCP a transaction fee of $0.5 million relating to services provided by SCP in connection with USPoly’s acquisition of Uponor Aldyl Company, Inc. (the “UAC Acquisition”), which is included in transaction costs.

Loans to Purchase Stock.    In fiscal 1999 and 2001, the Company sold stock to its directors and executive officers and accepted full recourse promissory notes in payment of all or a portion of the consideration for such stock. The Company believes that each member of its management team should have a significant stake in the Company’s financial performance. By having a meaningful amount of equity at risk, management’s interests are closely aligned with those of the Company’s shareholders. These notes bear interest at the rate the Company is paying to the senior secured lender on its revolving credit facility, currently 4.9% per annum. Loans in excess of $60,000 had been made to the following persons:

Name and Title	Highest Amount Outstanding During Fiscal 2004	Amount Outstanding as of December 31, 2004
William H. Spell, Co-Chairman of the Board	$115,489	$—
Harry W. Spell, Co-Chairman of the Board	92,301	—
Bruce A. Richard, Vice Chairman of the Board	92,301	—
John R. Cobb, Executive Vice President—Operations	86,953	—	(1)
Dobson West, Secretary	86,953	—
N. Michael Stickel, Executive Vice President—Sales & Marketing	78,094	78,094	(2)
Richard W. Perkins, Director	46,375	—

(1)	Outstanding balance of the loan, including accrued interest, in the amount of $90,079 was satisfied in full by the tender of 12,500 shares of Mr. Cobb’s fully-vested restricted stock and 10,082 shares received in exchange for the promissory note which had been pledged as collateral for the loan.
(2)	Due and payable in full February 28, 2006.

Stock Performance Chart

The following chart compares the cumulative total shareholder return on the Company’s Common Stock with the S&P SmallCap 600 Index and an index of peer companies selected by the Company (the “Peer Group Index”). The comparison assumes $100 was invested on December 31, 1999 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

Company Name/Index	Base Period Dec 99	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04
PW Eagle	$100	$185	$97	$106	$104	$94
S&P SmallCap 600 Index	100	111	117	99	137	166
Peer Group	100	137	97	56	82	118

The Peer Group Index includes the following companies: Lamson and Sessions Co. and Royal Group Tech Ltd.

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information

PricewaterhouseCoopers LLP has acted as the Company’s Independent Registered Public Accounting Firm for the fiscal years ended December 31, 2003 and December 31, 2004. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Annual Meeting. The Audit Committee has reviewed and approved the Company’s 2004 financial statements but has not yet had opportunity to meet to select an independent registered public accounting firm for the year ending December 31, 2005. The Audit Committee will consider this matter and, we anticipate, select the Company’s independent registered public accounting firm at its next meeting in May.

Audit Fees

The following fees were billed by PricewaterhouseCoopers LLP for fiscal years 2003 and 2004:

	FY 2003	FY 2004
Audit Fees	$524,444	$647,013
Audit-Related Fees	237,774	120,694
Tax Fees	59,750	113,900
All Other Fees	—	—
TOTALS	$821,968	$881,607

Audit fees are for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings or services that are normally provided by the Independent Accounting Firm in connection with regulatory filings with the Securities and Exchange Commission. Audit fees include $161,000 and $186,000 of services provided in connection with the planned registration of USPoly common stock in 2003 and 2004, respectively, and the filing of Form 8-K for the ETI acquisition in 2003.

Audit-related fees are primarily for the assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements. For 2003 and 2004, this consists primarily of employee benefit plan audits and acquisition/disposition transaction assistance.

Tax fees are services provided in connection with tax compliance, tax advice and tax planning. For 2003 and 2004, this consists primarily of preparation of the Company’s federal and state tax returns and other compliance related matters.

Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its Independent Accounting Firm or any other auditing or accounting firm.

During fiscal year 2004, the Audit Committee approved all audit and non-audit services provided to the Company by the Company’s Independent Accounting Firm prior to management engaging the Independent Accounting Firm for that purpose. The Committee’s current practice is to consider for pre-approval annually all audit and non-audit services proposed to be provided by the Independent Accounting Firm. In making its recommendation to appoint PricewaterhouseCoopers as the Company’s Independent Accounting Firm, the Audit Committee has considered whether the provision of the non-audit services rendered by PricewaterhouseCoopers is compatible with maintaining that firm’s independence and has determined that such services are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Company’s Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders (“Insiders”) are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to Insiders were complied with, except that Messrs. W. Spell, West, Dukes and Long each reported one transaction of a stock award on a Form 4 that was not timely filed, and Mr. Perkins reported one transaction of an option exercise on a Form 4 that was not timely filed.

SHAREHOLDER PROPOSALS

The proxy rules of the Securities and Exchange Commission permit shareholders of a Company, after timely notice to the Company, to present proposals for shareholder action in the Company’s proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the proxy rules. The Company did not receive from its shareholders any proposals for action at the 2005 Annual Meeting. Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2006 Annual Meeting of Shareholders must be received by the Company on or before December 22, 2005 to be included in the Company’s proxy statement and related proxy for the 2006 Annual Meeting.

Also, if a shareholder proposal intended to be presented at the 2006 Annual Meeting but not included in the Company’s proxy statement and proxy is received by the Company after March 7, 2006, then management named in the Company’s proxy form for the 2006 Annual Meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company’s proxy materials.

OTHER BUSINESS

Management knows of no other matters that will be presented at the 2005 Annual Meeting of Shareholders. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

ANNUAL REPORT TO SHAREHOLDERS

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2004 accompanies this notice of meeting and Proxy Statement. No portion of such Annual Report is incorporated herein or is considered to be proxy soliciting material.

FORM 10-K

THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY SHAREHOLDER, UPON WRITTEN REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT (FORM 10-K) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS CONTAINED IN THE REPORT. SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT (FORM 10-K) AND OTHER PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON THE COMPANY’S WEBSITE AT HTTP://WWW.PWEAGLEINC.COM. THE COMPANY WILL FURNISH ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K UPON THE PAYMENT IN ADVANCE OF REASONABLE FEES RELATED TO THE COMPANY’S FURNISHING SUCH EXHIBIT(S). ANY SUCH REQUEST SHOULD INCLUDE A REPRESENTATION THAT THE SHAREHOLDER WAS THE BENEFICIAL OWNER OF SHARES OF PW EAGLE COMMON STOCK ON APRIL 15, 2005, THE RECORD DATE FOR THE 2005 ANNUAL MEETING, AND SHOULD BE DIRECTED TO: CORPORATE INVESTOR RELATIONS MANAGER, PW EAGLE, INC., 1550 VALLEY RIVER DR., EUGENE, OREGON 97401.

By Order of the Board of Directors,

Jerry A. Dukes
President & CEO

PW EAGLE, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 25, 2005

3:15 p.m. Central Daylight Time

Fredrikson & Byron, 40th Floor

200 South Sixth Street

Minneapolis, MN 55402

PW Eagle, Inc. 1550 Valley River Dr. Eugene, Oregon 97401	proxy

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Jerry A. Dukes and Scott Long, and each of them acting alone, with full power of substitution, his or her Proxies to represent and vote, as designated below, all shares of PW Eagle, Inc. (the “Company”) registered in the name of the undersigned, at the Company’s 2005 Annual Meeting of Shareholders to be held at the law offices of Fredrikson & Byron, 40th Floor, 200 South Sixth St., Minneapolis, Minnesota at 3:15 p.m. Central Daylight Time, on Wednesday, May 25, 2005, and at any adjournment thereof, and the undersigned hereby revokes all proxies previously granted with respect to the Meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 24, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/pwei/ — QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 24, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PW Eagle, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò  Please detach here  ò

1. Set the number of directors at five:		☐ For ☐ Against ☐ Abstain

2. Elect two Class I Directors:	01 Denver Kaufman 02 Richard W. Perkins	☐ Vote FOR all nominees (except as marked)	☐ WITHHOLD AUTHORITY to vote for nominees listed to the left

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

3. At their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS MANAGEMENT RECOMMENDS.

Address Change? Mark Box ☐ Indicate changes below:	Dated: , 2005

Signature(s) in Box

(PLEASE DATE AND SIGN name(s) exactly as shown on your stock certificate. Executors, administrators, trustees, guardians, etc., should indicate capacity when signing. For stock held in Joint Tenancy, each joint owner should sign.